Exhibit 99.1
KVH INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Background

On August 9, 2022, KVH Industries, Inc., a Delaware corporation (the “Company”, “KVH”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) by and among EMCORE Corporation (“EMCORE”), Delta Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of EMCORE (“EMCORE Sub”), and KVH, pursuant to which KVH agreed to sell the assets (the “Purchased Assets”) primarily related to its inertial navigation segment (the “Business”), including KVH’s property interests in its Tinley Park facility, to EMCORE (the “Transaction”). The signing and closing of the Transaction occurred simultaneously.

Under the terms of the Purchase Agreement, EMCORE paid approximately $55.0 million in cash for the Purchased Assets (the “Purchase Price”), subject to certain working capital adjustments. The Transaction also involved EMCORE’s assumption of specified liabilities, generally including the liabilities primarily related to the Business. At the closing, $1.0 million of the Purchase Price (the “Holdback Amount”) was held back by EMCORE and is payable to KVH, if at all, upon satisfaction of specified conditions within thirty days following the sale. In connection with the Transaction, the parties entered a Transition Services Agreement pursuant to which KVH agreed to provide certain migration and transition services to facilitate an orderly transaction of the operation of the Business to EMCORE in the six-month period following consummation of the Transaction (as such period may be extended by up to two additional three-month periods pursuant to the terms of Transition Services Agreement).

Pro Forma Information

The accompanying unaudited pro forma consolidated statement of operations of the Company for the year ended December 31, 2021, are presented as if the Transaction had occurred on January 1, 2021. The accompanying unaudited pro forma consolidated statement of operations of the Company for the six months ended June 30, 2022 is presented as if the Transaction had occurred on January 1, 2022. The unaudited consolidated balance sheet of the Company as of June 30, 2022 is presented as if the Transaction had occurred on June 30, 2022. The pro forma adjustments related to the Transaction do not reflect the final purchase price or final asset and liability balances of the Business. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma consolidated financial information. The unaudited pro forma financial information is not necessarily indicative of the results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future.

The historical consolidated financial information has been adjusted in the unaudited pro forma financial information to give effect to pro forma events that are (1) directly attributable to the disposal, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma information does not reflect several changes the Company expects to realize after the Transaction because the changes are not certain.

The following is a brief description of the amounts recorded under each of the column headings in the unaudited pro forma consolidated statements of operations and consolidated balance sheet:

KVH Industries, Inc.

This column reflects the Company’s audited operating results for the year ended December 31, 2021, and the unaudited operating results and financial condition as of and for the six months ended June 30, 2022 prior to any adjustment for the Transaction. As of June 30, 2022, the Company had determined that the Business had not met the held for sale criteria, as prescribed in ASC 205-20-45.

Disposal of Inertial Navigation

This column reflects the elimination of the historical operating results of the Business for the years ended December 31, 2021 and the six months ended June 30, 2022 at the amounts that have been reflected in the Company’s consolidated statements of operations for those periods. The disposal column on the unaudited pro forma consolidated balance sheet as of June 30, 2022 reflects the recorded amounts of assets and liabilities included in Business as of that date.

The tax expense on the disposal is a preliminary estimate and is based on the statutory tax rate for the six months ended June 30, 2022 and the years ended December 31, 2021.

Pro Forma Adjustments

This column on the unaudited pro forma consolidated balance sheet reflects the pro forma effect of the receipt and use of the cash consideration, and estimated gain from the Transaction. See the notes below which describe the pro forma adjustments as reflected in the unaudited pro forma consolidated financial statements based on preliminary estimates, which may change as additional information is obtained.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
June 30, 2022
(In thousands, except share data)

	June 30, 2022
	KVH Industries, Inc.	Disposal of inertial navigation	Pro Forma Adjustments	Note	Pro Forma KVH Industries, Inc.
ASSETS
Current Assets:
Cash and cash equivalents	$10,395	$—	$54,000	a	$64,395
Marketable securities	5,157	—	—		5,157
Accounts receivable, net	33,408	(6,769)	—		26,639
Inventories, net	30,981	(10,016)	—		20,965
Prepaid expenses and other assets	3,848	(1,260)	1,000	a	3,588
Current contracts assets	1,225	—	—		1,225
Total current assets	85,014	(18,045)	55,000		121,969

Property and equipment, net	60,714	(6,749)	—		53,965
Intangible assets, net	564	—	—		564
Goodwill	5,313	—	—		5,313
Right of use asset operating lease	2,057	—	—		2,057
Other non-current assets	5,566	—	—		5,566
Non-current contract assets	3,032	—	—		3,032
Non-current deferred income tax asset	56	—	—		56
Total assets	$162,316	$(24,794)	$55,000		$192,522
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$10,867	$(1,856)	$—		$9,011
Accrued compensation and employee-related expenses	6,152	—	—		6,152
Accrued other	8,587	(623)	3,795	b,c	11,759
Accrued product warranty costs	1,398	(175)	—		1,223
Contract liabilities	4,074	(280)	—		3,794
Current operating lease liability	1,359	—	—		1,359
Liability for uncertain tax positions	624	—	—		624
Total current liabilities	33,061	(2,934)	3,795		33,922

Other long-term liabilities	8	(8)	—		—
Long-term operating lease liability	748	—	—		748
Long-term contract liabilities	4,271	—	—		4,271
Non-current deferred income tax liability	200	—	—		200
Total liabilities	$38,288	$(2,942)	$3,795		$39,141

Stockholders' equity:
Preferred stock, $0.01 par value. Authorized 1,000,000 shares; none issued	—	—	—		—
Common stock, $0.01 par value. Authorized 30,000,000 shares, 20,503,438 issued and 19,070,744 shares outstanding	205	—	—		205
Additional paid-in capital	157,996	(21,852)	839	f	136,983
Accumulated (deficit) earnings	(18,301)	—	50,366	a,c,d,e,f	32,065
Accumulated other comprehensive loss	(4,021)	—	—		(4,021)
	135,879	(21,852)	51,205		165,232
Less: treasury stock at cost, common stock, 1,432,694 shares	(11,851)	—	—		(11,851)
Total stockholders' equity	124,028	(21,852)	51,205		153,381
Total liabilities and stockholders' equity	$162,316	$(24,794)	$55,000		$192,522

See accompanying Notes to Pro Forma Combined Consolidated Financial Information

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2022
(in thousands, except per share amounts)

	Six Months Ended June 30, 2022
	KVH Industries, Inc.	Disposal of inertial navigation	Pro Forma Adjustments	Notes	Pro Forma KVH
Sales:
Product	$27,949	$(14,766)	$—		$13,183
Service	54,982	(461)	—		54,521
Net sales	82,931	(15,227)	—		67,704

Costs and expenses:
Costs of product sales	21,844	(11,228)	121	e	10,737
Costs of service sales	30,414	(288)	—		30,126
Research and development	8,408	(2,772)	1,385	e	7,021
Sales, marketing and support	15,332	(2,688)	2,456	e	15,100
General and administrative	13,973	—	(157)	g	13,816
Total costs and expenses	89,971	(16,976)	3,805		76,800
(Loss) income from operations	(7,040)	1,749	(3,805)		(9,096)
Interest income	409	—	—		409
Interest expense	2	—	—		2
Other income, net	1,061	—	890	h	1,951
(Loss) income before income tax expense	(5,572)	1,749	(2,915)		(6,738)
Income tax expense	564	—	—		564
Net (loss) income	$(6,136)	$1,749	$(2,915)		$(7,302)

Pro forma per share information:
Net loss per share, basic and diluted	$(0.33)				$(0.39)

Number of shares used in pro forma per share calculation:
Basic and Diluted	18,507				18,507

See accompanying Notes to Pro Forma Combined Consolidated Financial Information

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2021
(in thousands, except per share amounts)

	For the year ended December 31, 2021
	KVH Industries, Inc.	Disposal of inertial navigation	Pro Forma Adjustments	Notes	Pro Forma KVH
Sales:
Product	$66,870	$(36,858)	$—		$30,012
Service	104,897	(998)	—		103,899
Net sales	171,767	(37,856)	—		133,911

Costs and expenses:
Costs of product sales	46,810	(22,859)	245	e	24,196
Costs of service sales	65,162	(1,025)	—		64,137
Research and development	17,766	(6,696)	3,548	e	14,618
Sales, marketing and support	31,181	(5,627)	5,302	e	30,856
General and administrative	28,794	—	(300)	g	28,494
Total costs and expenses	189,713	(36,207)	8,795		162,301
(Loss) income from operations	(17,946)	(1,649)	(8,795)		(28,390)
Interest income	886	—	—		886
Interest expense	56	—	—		56
Other income, net	7,245	—	890	h	8,135
(Loss) income before income tax expense	(9,871)	(1,649)	(7,905)		(19,425)
Income tax benefit	(108)	—	—		(108)
Net (loss) income	$(9,763)	$(1,649)	$(7,905)		$(19,317)

Pro forma per share information:
Net loss per share, basic and diluted	$(0.54)				$(1.06)

Number of shares used in pro forma per share calculation:
Basic and Diluted	18,217				18,217

See accompanying Notes to Pro Forma Combined Consolidated Financial Information

Notes to the Unaudited Pro Forma Consolidated Financial Statements
(unaudited)

Notes to the Unaudited Pro forma adjustments:
a)Represents the estimated cash proceeds that will be received by the Company. Potential working capital adjustments are excluded from this estimate as the amount of such adjustments, if any, are unknown at this time. At the closing, $1.0 million of the Purchase Price was held back by EMCORE and is payable to KVH, if at all, upon satisfaction of specified conditions within thirty days following the sale, which at this time the Company expects will be satisfied.

b)As the value received from the Disposition exceeded the tax basis of inertial navigation, a pro forma tax adjustment of $0.3 million was made with respect to the gain. It should be noted that the estimated gain on sale, in particular the tax impact associated with this sale, based on the June 30, 2022 balance sheet, may be significantly different from the gain that will be recognized during the nine months ended September 30, 2022. Tax elections that may be made with the 2022 tax return will impact the amount of current tax expense.

c)Reflects the estimated transaction costs incurred by the Company of approximately $3.5 million.

d)Represents the estimated gain on sale, net of estimated transaction costs, and estimated taxes on the proceeds, as if the Disposition occurred on June 30, 2022. As the gain is directly attributable to the Disposition and is not expected to have a continuing impact on the Company’s operations, it is only reflected in retained earnings on the unaudited pro forma consolidated balance sheet.

e)Reflects the costs allocated to the inertial navigation segment which will remain with KVH after the Disposition of the inertial navigation segment.

f)Represents stock compensation expense that was accelerated for employees that became employees of EMCORE of approximately $0.8 million.

g)Represents employee compensation for employees that migrated with the Transaction.

h)Represents other income to be recognized under the Transaction Services Agreement.

Other information:

The following table summarizes non-cash, and non-recurring financial information associated with the Business for the six months ended June 30, 2022 and the years ended December 31, 2021.

	June 30, 2022	December 31, 2021
Depreciation	$521	$1,357